Exhibit 10.39

COMMSCOPE HOLDING COMPANY, Inc.

Non-Employee DIRECTOR COMPENSATION PLAN

Amended November 28, 2017

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COMMSCOPE HOLDING COMPANY, Inc.

Non-Employee DIRECTOR COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1.BACKGROUND. The Plan is considered to be and shall be operated as a subplan of the LTIP.  The Plan was amended September 9, 2015, to, among other things, change the date of the Annual Stock Grant under Article 6, and was further amended on November 28, 2017 to contemplate potential Supplemental Cash Retainers for additional board positions.

1.2.Purpose. The purpose of the Plan is to attract, retain and compensate highly-qualified individuals who are not employees of the Company or any of its Affiliates for service as members of the Board by providing them with competitive compensation and an equity interest in the Company.  The Company intends that the Plan will benefit the Company and its stockholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Company’s Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s stockholders.

1.3.ELIGIBILITY.  Non-Employee Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1.DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the LTIP.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	“Annual Meeting Date” means the date on which an annual meeting of the Company’s stockholders is held.

(b)

“Annual Stock Retainer” means with respect to each Non-Employee Director for each Plan Year, the dollar value to be delivered in the form of annual stock awards under the Plan, as set forth on Schedule I hereto and as may be amended from time to time be the Committee.

(c)

“Basic Cash Retainer” means the annual cash retainer (excluding any Supplemental Cash Retainer, Meeting Fees (if any) and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.1 hereof for service as a director of the Company, as set forth on Schedule I hereto and as may be amended from time to time by the Committee.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Committee” means the Compensation Committee of the Board.

(f)	“Company” means CommScope Holding Company, Inc., a Delaware corporation, or any successor corporation.

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(g)	“Effective Date” of the Plan means October 25, 2013.

(h)	“Eligible Participant” means any person who is a Non-Employee Director on the Effective Date or becomes a Non-Employee Director while this Plan is in effect.

(i)

“Equity Award” means stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, or other awards based on or derived from the Stock which are authorized under the LTIP for awards to Non-Employee Directors.

(j)

“LTIP” means the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan, and any subsequent equity compensation plan approved by the stockholders and designated by the Board as the LTIP for purposes of this Plan.

(k)	“Meeting Fees” means fees for attending a meeting of the Board or one of its Committees as set forth in Section 5.3 hereof.

(l)

“Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its Affiliates; provided, that, for the avoidance of doubt, “operating executives” of the Principal Stockholder shall be deemed “Non-Employee Directors” under this Plan.

(m)	“Plan” means this CommScope Holding Company, Inc. Non-Employee Director Compensation Plan, as amended from time to time.

(n)	“Plan Year(s)” means the approximate twelve-month periods between Annual Meeting Dates, which, for purposes of the Plan, are the periods for which annual retainers are earned.

(o)

“Supplemental Cash Retainer” means the supplemental annual cash retainer (excluding Basic Cash Retainer, Meeting Fees (if any) and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.2 hereof for service as Chairman of the Board, Lead Director, or as a chair or member of a committee of the Board, as set forth on Schedule I hereto and as may be amended from time to time be the Committee.

ARTICLE 3

ADMINISTRATION

3.1.ADMINISTRATION.  The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  The Committee’s interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan.  The Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Committee.

3.2.RELIANCE.  In administering the Plan, the Committee may rely upon any information furnished by the Company, its public accountants and other experts.  No individual will have personal

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liability by reason of anything done or omitted to be done by the Company or the Committee in connection with the Plan.  This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s articles of incorporation or otherwise.

ARTICLE 4

SHARES

4.1.SOURCE OF SHARES FOR THE PLAN.  Equity Awards that may be issued pursuant to the Plan shall be issued under the LTIP, subject to all of the terms and conditions of the LTIP.  The terms contained in the LTIP are incorporated into and made a part of this Plan with respect to Equity Awards granted pursuant hereto, and any such awards shall be governed by and construed in accordance with the LTIP.  In the event of any actual or alleged conflict between the provisions of the LTIP and the provisions of this Plan, the provisions of the LTIP shall be controlling and determinative.  This Plan does not constitute a separate source of shares for the grant of the Equity Awards described herein.

ARTICLE 5

CASH COMPENSATION

5.1.BASIC CASH RETAINER. Each Eligible Participant shall be paid a Basic Cash Retainer for service as a director during each Plan Year, payable in quarterly installments in advance.  The amount of the Basic Cash Retainer is set forth on Schedule I, which may be amended from time to time by the Committee.  Each person who first becomes an Eligible Participant on a date other than an Annual Meeting Date shall be paid a pro rata amount of the Basic Cash Retainer for that Plan Year to reflect the actual number of days such Person will serve on the Board in the Plan Year (a “Prorated Basic Cash Retainer”).  The first installment of a Prorated Basic Cash Retainer shall be paid on or about the first day that such Person becomes an Eligible Participant and shall be a pro rata amount of the Basic Cash Retainer for that fiscal quarter to reflect the actual number of days such Person will serve on the Board in that fiscal quarter, with normal quarterly installments to follow for the remainder of the Plan Year, as described above.

5.2.SUPPLEMENTAL CASH RETAINER. The Chairman of the Board, Lead Director, and chairs and members of committees of the Board may be paid a Supplemental Cash Retainer during a Plan Year, payable in quarterly installments in advance at the same times as installments of the Basic Cash Retainer are paid.  The amount of the Supplemental Cash Retainer, if any, for each eligible position, is set forth on Schedule I, which may be amended from time to time by the Committee, and may be different for the eligible positions.  A pro rata portion of the Supplemental Cash Retainer (a “Prorated Supplemental Cash Retainer”) will be paid to any Eligible Participant who is elected or appointed by the Board to a position eligible for a Supplemental Cash Retainer on a date other than an Annual Meeting Date, to reflect the actual number of days such Person will serve in such capacity during the Plan Year. The first installment of a Prorated Supplemental Cash Retainer shall be paid on or about the first day that such Eligible Participant is elected or appointed to such position and shall be a pro rata amount of the Supplemental Cash Retainer for that fiscal quarter to reflect the actual number of days such Person will serve in such position in that fiscal quarter, with normal quarterly installments to follow for the remainder of the Plan Year, as described above.  If an Eligible Participant who is in a position eligible for a Supplemental Cash Retainer is elected or appointed by the Board to a different eligible position on a date other than an Annual Meeting Date and such new position is entitled to a higher Supplemental Cash Retainer than the Eligible Participant was receiving prior to such change in position, such Person shall receive a Prorated Supplemental Cash Retainer based upon the difference between the higher Supplemental Cash Retainer and the lower Supplemental Cash Retainer for such partial period.

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5.3.MEETING FEES. Unless otherwise determined by the Committee and set forth on Schedule I, as amended from time to time by the Committee, Eligible Participants shall not be paid a fee for meetings of the Board or a committee thereof in which he or she participates.  For purposes of this provision, in the event the Committee decides to provide for meeting fees, casual or unscheduled conferences among directors shall not constitute an official meeting.

5.4.EXPENSE REIMBURSEMENT.  All Eligible Participants shall be reimbursed for reasonable travel and out-of-pocket expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer requests the director to participate.

ARTICLE 6

EQUITY COMPENSATION

6.1.STOCK AWARDS.  Subject to share availability under the LTIP, each Eligible Participant shall be granted an award of Restricted Stock Units on the day that he or she first becomes an Eligible Participant (“Initial Stock Grant”).  Each person who first becomes an Eligible Participant on a date other than an Annual Meeting Date shall receive a pro rata amount of the Initial Stock Grant to reflect the actual number of months remaining between the date such person first becomes an Eligible Participant and the next anniversary of the Annual Meeting Date.  In addition to the Initial Stock Grant, subject to share availability under the LTIP, each Eligible Participant in service on an Annual Meeting Date will receive an award of Restricted Stock Units on such date (“Annual Stock Grant” and collectively with the Initial Stock Grant, the “Stock Grants”).  Notwithstanding the foregoing, any Eligible Participant who first becomes an Eligible Participant on an Annual Meeting Date will not receive the Initial Stock Grant (but will receive the Annual Stock Grant).  The Stock Grants shall have the following terms and conditions:

(a)Number of Initial Stock Grants.  The number of shares in the Initial Stock Grant to an Eligible Participant shall be determined by multiplying the Proration Factor (as defined below) by the amount determined by (A) dividing the Annual Stock Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Grant Date, and (B) rounding to the nearest whole number.  The Proration Factor is a fraction, the numerator of which is the number of full months between the Grant Date and the next anniversary of the most recent Annual Meeting Date, and the denominator of which is 12.

(b)Number of Annual Stock Grants.  The number of shares in the Annual Stock Grant to an Eligible Participant shall be determined by (A) dividing the Annual Stock Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Grant Date, and (B) rounding to the nearest whole number.

(c)Vesting.  The Stock Grants shall vest on the first anniversary of the Grant Date, subject to the Non-Employee Director’s Continuous Service on each vesting date.

(d)Other Plan Conditions.  To the extent not specified herein, the Stock Grants shall be subject to the terms and conditions of the LTIP.

6.2.ADJUSTMENTS.  For the avoidance of doubt, the adjustment provisions of the LTIP (along with all of the other provisions of the LTIP) shall apply with respect to all Equity Awards granted pursuant to this Plan.

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6.3.AWARD AGREEMENTS.  All Equity Awards granted pursuant to this Plan shall be evidenced by an Award Certificate, which shall include such provisions, not inconsistent with the Plan or the LTIP, as may be specified by the Committee.

ARTICLE 7

Amendment, Modification and Termination

7.1.AMENDMENT, MODIFICATION AND TERMINATION. The Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Committee, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Stock is listed or traded, then such amendment shall be subject to stockholder approval; and provided further, that the Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason.  Modification of Equity Awards granted under this Plan shall be subject to the provisions of the LTIP.

ARTICLE 8

General Provisions

8.1.DURATION OF THE PLAN.  The Plan shall remain in effect until terminated by the Board or the Committee or the earlier termination or expiration of the LTIP, including any successor plans.

8.2.EXPENSES OF THE PLAN.  The expenses of administering the Plan shall be borne by the Company.

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The foregoing is hereby acknowledged as being the CommScope Holding Company, Inc. Non-Employee Director Compensation Plan, adopted by the Board to be effective as of October 25, 2013, as amended September 9, 2015, and November 28, 2017.

COMMSCOPE HOLDING COMPANY, Inc.

By:   /s/ Frank B. Wyatt, II

Its:   Senior Vice President

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SCHEDULE I

NON-EMPLOYEE DIRECTOR COMPENSATION SCHEDULE

The following shall be effective November 9, 2017, and shall remain in effect until changed by the Committee:

Basic Cash Retainer, Supplemental Cash Retainer and Annual Stock Retainer:

Basic Cash Retainer	$80,000
Supplemental Cash Retainer
Lead Independent Director	$30,000
Audit Committee Chair*	$30,000
Audit Committee Member	$15,000
Compensation Committee Chair*	$20,000
Compensation Committee Member	$10,000
Nominating Committee Chair*	$15,000
Nominating Committee Member	$10,000

Annual Stock Retainer (FMV)	$160,000

*In lieu of (and not in addition to) the Supplemental Cash Retainer as a member of such committee.

The Chairman of the Board shall not receive a Supplemental Cash Retainer.

Meeting Fees:

No additional fees for attendance at meetings.

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